Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation
WisdomTree Asset Management, Inc.	Delaware
WisdomTree International Group, Inc.	Delaware
WisdomTree Digital Commodity Services, LLC	Delaware
WisdomTree Digital Holdings, Inc.	Delaware
WisdomTree Digital Management, Inc.	Delaware
WisdomTree Securities, Inc.	Delaware
WisdomTree Digital Movement, Inc.	Delaware
WisdomTree International Holdings Ltd	United Kingdom
WisdomTree Europe Holdings Limited	Jersey
Electra Target HoldCo Limited	Jersey
WisdomTree Holdings (Jersey) Limited	Jersey
WisdomTree Management Limited	Ireland
WisdomTree Management Jersey Limited	Jersey
WisdomTree Multi Asset Management Limited	Jersey
WisdomTree UK Limited	United Kingdom
WisdomTree Europe Ltd	United Kingdom
WisdomTree Ireland Limited	Ireland
WisdomTree Metal Securities Limited	Jersey
WisdomTree Commodity Securities Limited	Jersey
WisdomTree Hedged Commodity Securities Limited	Jersey
WisdomTree Foreign Exchange Limited	Jersey
WisdomTree Hedged Metal Securities Limited	Jersey
WisdomTree Issuer X Limited	Jersey
Gold Bullion Securities Limited	Jersey